Exhibit 4.1

SUPPLEMENT TO WARRANT AGREEMENT

THIS SUPPLEMENT to the WARRANT AGREEMENT (the “Supplement”) is made as of April 13, 2022, by and among Abri SPAC I, Inc., a Delaware corporation (the “Company”), Continental Stock Transfer & Trust Company (the “Warrant Agent”), and Abri Ventures I, LLC, the holder of the private warrants, as described below (the “Holder”) to add this supplement to the Warrant Agreement dated August 9, 2021 between the Company and the Warrant Agent (the “Warrant Agreement”).

RECITALS

WHEREAS, the Company completed a public offering (the “Public Offering”) of 5,733,920 units (the “Public Units”) of the Company (including 733,920 additional Public Units from the underwriters’ partial over-allotment option exercise), each Public Unit consisting of one share of common stock, par value $0.0001 per share of the Company (the “Common Stock”) and one warrant (the “Public Warrants”), each Public Warrant entitling its holder to purchase one share of Common Stock (the “Public Warrant Shares”);

WHEREAS, Abri Ventures I, LLC, the Holder, purchased 294,598 private units (the “”Private Units”), each Private Unit consisting of one share of Common Stock and one redeemable warrant (each, a “Private Warrant”), pursuant to the Subscription Agreement, dated August 9, 2021 (the “Subscription Agreement”), each Private Warrant entitling its holder to purchase one share of Common Stock (the “Private Warrant Shares”);

WHEREAS, pursuant to Section 9.8 (i) of the Warrant Agreement, the Warrant Agreement may be amended by the parties thereto by executing a supplement to the warrant agreement without the consent of any of the Warrant holders, as defined therein, for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein; and

WHEREAS, the Company and the Warrant Agent desire to amend the Warrant Agreement to clarify the term of the lock-up period as set forth in the Prospectus dated August 9, 2021.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendment to Section 2: Warrants. Paragraph 2.5 is hereby amended by deleting it in its entirety and replacing it with the following:

2.5 Private Warrants. The Private Warrants (i) will be exercisable either for cash or on a cashless basis at the holder’s option pursuant to Section 3.3 hereof and (ii) will not be redeemable by the Company, in either case as long as the Private Warrants are held by the initial purchasers or any of their permitted transferees (as prescribed in the Subscription Agreement, the “Permitted Transferees”). The Private Warrants may not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of, the Private Warrants (or any securities underlying the Private Warrants) until 30 days after the completion of our initial business combination, subject to certain transfers to Permitted Transferees, as set forth above, which include (1) transfers among the insiders, to our officers, directors, advisors and employees, (2) transfers to an insider’s affiliates or its members upon its liquidation, (3) transfers to relatives and trusts for estate planning purposes, (4) transfers by virtue of the laws of descent and distribution upon death, (5) transfers pursuant to a qualified domestic relations order, (6) private sales made at prices no greater than the price at which the securities were originally purchased or (7) transfers to us for cancellation in connection with the consummation of an initial business combination, in each case (except for clause 7), provided, however, that except with the Company's prior consent, in the case of clauses (1) through (6), above, the Warrant Agent shall be presented with written documentation pursuant to which each Permitted Transferee or the trustee or legal guardian for such Permitted Transferee agrees to be bound by the transfer restrictions contained in this section and any other applicable agreement the transferor is bound by.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Warrant Agreement has been duly executed by the parties hereto as of the day and year first above written.

ABRI SPAC I, INC.

By:	/s/ Jeffrey Tirman
	Name:	Jeffrey Tirman
	Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Doug Reed
	Name:	Doug Reed
	Title:	Vice President

Private Warrant Holder Acknowledged by:

ABRI VENTURES I, LLC a Delaware limited liability company

By: /s/ Jeffrey Tirman
Name: Jeffrey Tirman
Title: Managing Member

[Signature Page to Supplement to Warrant Agreement]